Exhibit 5.5

[LATHROP & GAGE LLP LETTERHEAD]

November 14, 2011

First Data Corporation

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

Wells Fargo Bank, National Association,

as Collateral Agent and Trustee

Corporate Trust Services

625 Marquette Avenue

MAC N9311-110

Minneapolis, MN 55479

Re:	Guarantees issued by Concord Transaction Services, LLC and CTS Holdings, LLC relating to the Exchange Notes issued and exchanged pursuant to the Exchange Offer (as herein defined)

Ladies and Gentlemen:

We have acted as special Colorado counsel to the subsidiaries of First Data Corporation, a Delaware corporation (“First Data”), that are listed on Schedule 1 attached hereto (collectively, the “Local Guarantors”), in connection with (i) First Data’s offer (the “Exchange Offer”) to exchange up to $3,000,000,000 of aggregate principal amount of its 12.625% Senior Notes due 2021 (the “Exchange Notes”) that are registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of First Data’s 12.625% Senior Notes due 2021 that have not been so registered, were originally issued on December 17, 2010 and are outstanding under the Indenture, dated as of December 17, 2010 (the “Unsecured Notes Indenture”), by and among First Data, the Local Guarantors and the other Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, and (ii) the issuance by the Local Guarantors of Guarantees (collectively, the “Exchange Guarantees”) relating to the Exchange Notes under Section 10.01 of the Unsecured Notes Indenture. We are delivering this opinion at the request of First Data, on behalf of the Local Guarantors, to assist First Data in its compliance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act applicable to the Exchange Offer.

First Data Corporation

Wells Fargo Bank, National Association,

as Trustee

November 14, 2011

For purposes of rendering the opinions contained in this opinion letter, we have reviewed such records, agreements, opinions and other documents, and we have made such investigations of matters of law, as we have deemed necessary to render the opinions contained herein. In this regard, we have reviewed executed originals (or copies thereof certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Exchange Notes;

(ii)	the Unsecured Notes Indenture;

(iii)	the Exchange Guarantees; and

(iv)	the other documents listed on Schedule 2 attached hereto.

Such documents are referred to collectively in this opinion letter as the “Reviewed Documents.”

In our examination of the Reviewed Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Reviewed Documents, the authenticity of all originals of the Reviewed Documents and the conformity to authentic originals of all of the Reviewed Documents submitted to us as copies (including facsimiles). As to all matters of fact relevant to the opinions expressed and other statements made herein, we have relied on the representations and statements of fact made in the Reviewed Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Reviewed Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that each relevant statute, rule, regulation and agency action covered by the opinions contained in this opinion letter is valid and constitutional.

Our opinions herein are limited to the constitution and the laws of the State of Colorado in effect on the date hereof; provided that (i) our opinions expressed in subparagraphs (a), (b) and (c) below are limited to the Colorado Limited Liability Company Act, constituting Section 7-80-101 et seq. of the Colorado Revised Statutes, as amended (the “Limited Liability Company Act”); (ii) our opinions expressed in subparagraphs (d) and (e) below are based upon a review of only such Colorado laws and regulations that we have determined a Colorado lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Local Guarantors, the Unsecured Notes Indenture or the Exchange Guarantees; provided that for purposes of such opinions, such Colorado laws and regulations do not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or any related judicial or administrative decision. We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. We assume no responsibility regarding the applicability of the laws of any jurisdiction other than the State of Colorado to such transactions, or the effect of any such laws on such transactions, or compliance with any such laws, if applicable.

Based upon, subject to and limited by the assumptions, limitations and qualifications set forth in this opinion letter, we are of the opinion that:

(a) Each of the Local Guarantors is validly existing as a limited liability company, and, based on the relevant good standing certificate specified in item 3 of Schedule 2, attached hereto, is in good standing as of the date of such certificate under the laws of the State of Colorado.

First Data Corporation

Wells Fargo Bank, National Association,

as Trustee

November 14, 2011

(b) Each of the Local Guarantors has the requisite power and authority under the Limited Liability Company Act to execute and deliver the Exchange Guarantee to which it is a party and to perform its obligations under the Unsecured Notes Indenture and such Exchange Guarantee, and the execution and delivery of such Exchange Guarantee by the Local Guarantor that is a party thereto and the performance by such Local Guarantor of its obligations under the Unsecured Notes Indenture and such Exchange Guarantee have been duly authorized by all necessary limited liability company action of such Local Guarantor.

(c) Each of the Exchange Guarantees to which either of the Local Guarantors is a party has been duly executed and delivered by such Local Guarantor by operation of Section 10.01 of the Unsecured Notes Indenture.

(d) The execution and delivery by each Local Guarantor of the Exchange Guarantee to which it is a party and the performance by such Local Guarantor of its obligations under the Unsecured Notes Indenture and such Exchange Guarantee do not violate (i) its Articles of Organization, as currently in effect, or its Operating Agreement, as currently in effect, or (ii) any applicable law of the State of Colorado.

(e) No approval or consent of, or registration or filing with, the Secretary of State of the State of Colorado is required to be obtained or made by the Local Guarantors under applicable law of the State of Colorado in connection with the execution and delivery by each of the Local Guarantors of the Exchange Guarantee to which it is a party or the performance by such Local Guarantor of its obligations under the Unsecured Notes Indenture and such Exchange Guarantee, other than approvals, consents, registrations or filings, if any, that (i) have been obtained or made and are in full force and effect as of the date hereof, or (ii) are required to be obtained or made under federal securities laws or applicable state securities or blue sky laws, as to all of which we express no opinion.

(f) No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State of Colorado or to any local jurisdiction in the State of Colorado on account of the execution and delivery by a Local Guarantor of the Exchange Guarantee to which it is a party.

In addition to the qualifications, exceptions and limitations set forth elsewhere in this opinion letter, our opinions expressed above are also subject to the effect, if any, of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

The foregoing opinions are limited to the matters expressly covered therein, and no other opinions are implied or should be inferred based on such limited opinions. Without limiting the generality of the foregoing, we express no opinion herein as to (i) the legality, validity and enforceability of the Exchange Notes, the Unsecured Notes Indenture, the Exchange Guarantees or any other documents relating to or executed or delivered in connection with the Exchange Offer and the issuance and exchange of the Exchange Notes; (ii) any other laws and regulations not specifically identified herein (and, in particular, we express no opinion as to any effect that such other laws and regulations may have on the

First Data Corporation

Wells Fargo Bank, National Association,

as Trustee

November 14, 2011

opinions expressed herein); (iii) the applicability or application of, or compliance with, or the effect of any federal or state securities, antitrust, unfair competition, banking, or tax laws or regulations in connection with the Exchange Offer or the issuance and exchange of the Exchange Notes; or (iv) the content or sufficiency of any documents filed with the Securities and Exchange Commission (the “Commission”) in connection with the Exchange Offer), including, without limitation, the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed by First Data, the Local Guarantors and the other Guarantors named therein with the Commission, relating to the Exchange Offer. To the extent our opinions refer to obligations of the Local Guarantors under the Unsecured Notes Indenture or the Exchange Guarantees, we have assumed those obligations duly exist.

We also note that with respect to our opinions contained in this opinion letter, we have been retained as special Colorado counsel to the Local Guarantors for the sole purpose of rendering the opinions set forth herein. We do not represent the Local Guarantors in their business activities generally and are not necessarily familiar with the nature and extent of such activities. Accordingly, we express no opinion as to any matters pertaining to the Local Guarantors’ business activities generally.

We hereby consent to the filing this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP, counsel to First Data, may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

We assume no obligation to advise you of any changes in our opinions set forth herein subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the Exchange Offer, and, except as set forth in the immediately preceding paragraph, this opinion may not be relied upon by any other person or for any other purpose, may not be quoted in whole or in part or otherwise be referred to, and may not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Very truly yours,

/s/ Lathrop & Gage LLP LATHROP & GAGE LLP

SCHEDULE 1

Local Guarantors:

1.	Concord Transaction Services, LLC

2.	CTS Holdings, LLC

SCHEDULE 2

1.	The Articles of Organization of each of the Local Guarantors, each as certified by the Secretary of State of the State of Colorado on November 1, 2011 and as certified by the Assistant Secretary of each such Local Guarantor on the date hereof as being complete, accurate and in effect.

2.	The Operating Agreement of each of the LLC Guarantors, with amendments thereto, each as certified by the Assistant Secretary of each respective Local Guarantor on the date hereof as being complete, accurate and in effect.

3.	A certificate of good standing of each of the Local Guarantors issued by the Secretary of State of the State of Colorado dated November 1, 2011.

4.	Certain resolutions of the Members of each of the Local Guarantors adopted by unanimous written consent dated November 12, 2010, as certified by the Assistant Secretary of each of such Local Guarantors on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Exchange Guarantees.

5.	A certificate of certain officers of each of the Local Guarantors dated the date hereof, relating to incumbency and signatures and certain facts relating to each such Local Guarantor.